UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 27, 2007

Vail Resorts, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9614	51-0291762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Interlocken Crescent, Suite 1000, Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 404-1800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01.     Regulation FD Disclosure.

On July 27, 2007, Robert A. Katz, Chief Executive Officer of Vail Resorts, Inc. (“Vail Resorts” or the “Company”), sent a letter to the Chairman of the Board of American Skiing Company (“ASC”) increasing the Vail Resorts’ previously undisclosed offer to purchase all of the outstanding stock of ASC’s wholly-owned subsidiary, ASC Utah, Inc. (“ASC Utah”), the owner and operator of The Canyons ski resort (“The Canyons”).

On July 15, 2007, ASC announced that it had entered into a purchase agreement with Talisker Corporation and Talisker Canyons Finance Co LLC (together, “Talisker”) pursuant to which ASC had agreed to sell all of its stock in ASC Utah to Talisker for $100 million (the “Talisker Offer”).

Prior to the announcement of the Talisker Offer, Vail Resorts had been actively negotiating with ASC to purchase The Canyons and believed that both parties had reached an agreement in principal on a definitive purchase agreement.

In response to the Talisker Offer, Vail Resorts is making a superior offer to ASC for the stock of ASC Utah, with a purchase price of $110 million — a 10% premium to the Talisker Offer and an increase in the non-refundable deposit due at signing to $10 million.

The information in this Item 7.01, including the exhibit, is furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, regardless of any general language in such filings.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed or furnished herewith:

Exhibit No.	Description

99.1	Letter to American Skiing Company, dated as of July 27, 2007, regarding increased offer to purchase all outstanding stock of ASC Utah, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 27, 2007		Vail Resorts, Inc.

	By:	/s/ Jeffrey W. Jones
Jeffrey W. Jones Senior Executive Vice President and Chief Financial Officer